   As filed with the Securities and Exchange Commission on November 3, 1999

                                                     Registration No. 333-88171

================================================================================


                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                ----------------

                               AMENDMENT NO. 1 TO

                                    FORM S-3

                             REGISTRATION STATEMENT
                                      Under
                           THE SECURITIES ACT OF 1933

                                ----------------

                                  INTERVU INC.
             (Exact name of registrant as specified in its charter)


          DELAWARE                                       33-0680870
 (State or other jurisdiction                          (IRS Employer
of incorporation or organization)                  Identification Number)

                                ----------------

                               6815 Flanders Drive
                           San Diego, California 92121
                                 (619) 623-8400
               (Address, including zip code, and telephone number,
        including area code, of registrant's principal executive offices)

                                 ---------------

         Agent for Service:                              Copies to:
           Harry E. Gruber                          Scott N. Wolfe, Esq.
       Chief Executive Officer                     Robert E. Burwell, Esq.
            INTERVU Inc.                              Latham & Watkins
         6815 Flanders Drive                      701 B Street, Suite 2100
     San Diego, California 92121                 San Diego, California 92101
            (619) 623-8400                             (619) 236-1234


Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] __________

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] _____ If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                         CALCULATION OF REGISTRATION FEE

==============================================================================================================
                                                                                PROPOSED
                                                                PROPOSED         MAXIMUM
                                                 AMOUNT          MAXIMUM        AGGREGATE       AMOUNT OF
            TITLE OF SECURITIES                   TO BE      OFFERING PRICE     OFFERING       REGISTRATION
              TO BE REGISTERED                 REGISTERED     PER SHARE (1)       PRICE           FEE(1)
--------------------------------------------------------------------------------------------------------------
Common Stock, par value $.001 per share         1,942,369        $32.50        $65,154,993       $18,114
==============================================================================================================



   (1) A fee in the amount of $18,114 was previously paid. This fee was calculated pursuant to Rule 457, based on 2,004,769 shares and a per share price of $32.50, the average of the high and low prices of the common stock as reported on the Nasdaq National Market on September 23, 1999.


   A portion of the shares covered by this Registration Statement are issuable pursuant to outstanding warrants and outstanding shares of convertible preferred stock, the terms of which provide for a change in the number of shares issuable thereunder in the event of a stock split and in certain other events. Pursuant to Rule 416(b) under the Securities Act of 1933, any greater or lesser number of shares resulting from any adjustment of the number of shares issuable pursuant to such warrants are covered by this Registration Statement.

================================================================================


   The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the SEC is effective. This prospectus is not an offer to sell these securities and it is not a solicitation of an offer to buy these securities in any state where the offer or sale is not permitted.


                 SUBJECT TO COMPLETION--DATED NOVEMBER 3, 1999


PROSPECTUS




                                1,942,369 SHARES



                                  INTERVU INC.


                                  COMMON STOCK
                                ----------------


        This prospectus relates to up to 1,942,369 shares of our common stock, par value $.001 per share, which may be offered for sale by the selling stockholders listed in this prospectus. The shares of common stock being offered were previously issued to the selling stockholders, are issuable upon the exercise of warrants previously issued to selling shareholders or are issuable upon conversion of shares of our Series G preferred stock previously issued to one of the selling stockholders. Shares of common stock may be sold from time to time by the selling stockholders directly or through one or more broker-dealers, in one or more transactions on the Nasdaq National Market, in the over-the-counter market, in negotiated transactions or otherwise, at prices related to the prevailing market prices or at negotiated prices. We will not receive any of the proceeds from the sale of the shares of common stock. We will bear all expenses of the offering of the common stock, except that the selling stockholders will pay any applicable underwriting fees, discounts or commissions and transfer taxes, as well as the fees and disbursements of their counsel and experts.



        Our common stock is listed on the Nasdaq National Market under the symbol ITVU. On November 2, 1999 the last reported sale price for our common stock as reported on the Nasdaq National Market was $54.00 per share.


        SEE "RISK FACTORS" ON PAGES 3 TO 8 FOR FACTORS THAT YOU SHOULD CONSIDER BEFORE INVESTING IN THE SHARES OF INTERVU.



                          -----------------------------

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

                          -----------------------------


                The date of this prospectus is __________, 1999.

        The terms "INTERVU," "we," "our," and "us" refer to InterVU Inc., a Delaware corporation. All references in this prospectus to "common stock" refer to our common stock, par value $.001 per share.

                                     INTERVU

        We provide Web site owners and content publishers with cost-effective solutions and automated features for the streaming of live and on-demand video and audio content over the Internet. Streaming media technology allows the delivery of a continuous flow of video and audio content over the Internet to end-users. Our customers use our video and audio distribution services to transmit entertainment, sports, news, business to business, advertising and distance learning content. Our current customers include Bloomberg, CNN, House of Blues, Intel, Microsoft, MovieFone, MSNBC, NBC, OnRadio, RadioWave.com, Saatchi and Saatchi and Turner Broadcasting.

        We are a full-service provider, offering all of the services necessary for both live Webcasting and video and audio on-demand. We have developed software solutions that automate the publishing, distribution and programming of video and audio content. Our scalable, patent-pending distribution network, comprised of servers strategically located in major Internet hosting centers, also enhances our ability to provide streaming video and audio services to our customers. In addition, we offer advanced data management services that enable our customers to manage video and audio files and better tailor content to meet end-user demand. We typically charge our customers monthly fees based on the particular bundle of services to be provided and the amount of video and audio content to be stored and delivered.

        Our objective is to establish ourselves as the leading service provider for Internet video and audio distribution solutions. Our strategy for achieving this goal includes:

        -       targeting leading Web sites and content publishers,

        - designing our service solutions to drive traffic to our customers' Web sites,

        - developing additional automated publishing, promotion and reporting solutions,

        - providing full-services for our customers' live and on-demand video and audio delivery needs and

        - expanding our network to further improve the speed, quality and reliability of streaming video and audio.

        We were incorporated in Delaware in August 1995 and commenced operations in December 1996. Our principal executive offices are located at 6815 Flanders Drive, San Diego, California 92121. Our telephone number is (619) 623-8400.

                               RECENT DEVELOPMENTS

        On August 25, 1999, we acquired Netpodium Inc., a Seattle-based innovator of live, interactive Web-based communication software and event hosting services. Pursuant to an Agreement and Plan of Merger, we merged our Net Acquisition Corp. subsidiary with and into Netpodium, with Netpodium surviving as a wholly owned subsidiary of INTERVU. As consideration for the merger, we issued 996,872 shares of common stock to Netpodium's shareholders, assumed warrants to purchase an aggregate of 14,354 shares of our common stock (following conversion) and assumed all outstanding Netpodium options, which were converted into the right to purchase an aggregate of 192,276 shares of our common stock at a weighted average exercise price of $1.66 per share. The parties intend for the transaction to be accounted for as a pooling of interests.

                                  RISK FACTORS

        You should carefully consider the following risk factors, in addition to the other information included in this prospectus, before purchasing shares of common stock of INTERVU. Each of these risks could adversely affect our business, operating results and financial condition, as well as adversely affect the value of an investment in our common stock.

WE HAVE A LIMITED OPERATING HISTORY ON WHICH TO BASE AN EVALUATION OF OUR BUSINESS AND PROSPECTS

        INTERVU was incorporated in August 1995 and launched the INTERVU Network in December 1996. INTERVU did not emerge from the development stage until 1998. Accordingly, we have a limited operating history on which to base an evaluation of our business and prospects. You must consider our prospects in light of the risks and uncertainties encountered by companies in the early stages of development, particularly companies in new and rapidly evolving markets such as the delivery of video and audio over the Internet.

WE HAVE A HISTORY OF LOSSES AND ANTICIPATE FUTURE LOSSES

        Since the formation of our business, we have incurred substantial net losses. As of December 31, 1998, we had an accumulated deficit of $23.3 million. As we continue to implement our growth strategy, we intend to spend significant amounts on sales and marketing, research and development and general and administrative activities. We expect that we generally will incur these costs in advance of anticipated related revenues, which may further increase operating losses in some periods. As a result of our expansion, we expect to continue to incur significant operating losses and negative cash flows from operations for the next several years. It is possible that we may never achieve favorable operating results or profitability.

POTENTIAL FLUCTUATIONS IN OUR FINANCIAL RESULTS MAY IMPAIR THE TRADING PRICE OF OUR COMMON STOCK

        We expect our revenues and operating results to vary significantly from quarter to quarter. As a result, quarter to quarter comparisons of our revenues and operating results may not be meaningful and you should not rely on them as indicators of future performance. In addition, due to our limited operating history, we cannot predict our future revenues or results of operations accurately. It is likely that in one or more future quarters our financial results will fall below the expectations of analysts and investors. If this happens, the trading price of our common stock would likely decrease. Many of the factors that cause our quarter to quarter financial results to be unpredictable are largely beyond our control.

These factors include:

        - our ability to retain existing customers and attract a significant number of new ones,

        - the growth of the market for streaming media content over the Internet,

        - our ability to implement our growth strategy, especially our sales and marketing efforts, and

        - the introduction of new technologies and Internet services by us and our competitors.

WE EXPECT TO INCUR A SIGNIFICANT NON-CASH CHARGE RELATING TO OUR NBC STRATEGIC ALLIANCE THAT WILL ADVERSELY AFFECT OUR RESULTS OF OPERATIONS

        Under the terms of our strategic alliance agreement with NBC, NBC acquired shares of our Series G preferred stock, which, under some circumstances must be returned to us. As the requirement to return shares to us lapses, we must incur a non-cash charge for the fair value of those shares of Series G preferred stock for which this requirement has lapsed. In January 1998, we expensed $3.4 million for the then fair value of 680,000 shares of Series G preferred stock and expect to expense the then fair value of the remaining 600,000 shares of Series G preferred stock during the fourth quarter of 1999. This non-cash charge is expected to materially adversely affect our results of operations in the period we recognize the expense, which could impair the price of our common stock.

OUR SPECIALIZED SERVICES MAY NOT BE WIDELY ADOPTED BY CUSTOMERS

        Our services are highly specialized and are designed solely to meet Web site owners' Internet video and audio delivery needs. If Internet-based content incorporating streaming media technology does not become widely adopted by Web site owners, it would materially harm our business and impair the price of our common stock. The market for streaming media content on the Internet has only recently developed, is rapidly evolving and historically has been limited. Demand for streaming media content on the Internet must develop further in order to offer significant revenue opportunities for video and audio distribution service providers such as INTERVU.

        Many of our customers may cease using our services either without notice or upon short notice, including customers with which we have contracts. For example, NBC may terminate its strategic alliance agreement with us for any reason upon 90 days prior notice. If we were to lose customers that are well known in their industry, it could impair our ability to retain customers and attract new ones.

ANY FAILURE BY US TO MANAGE OUR GROWTH COULD ADVERSELY AFFECT OUR BUSINESS

        We have rapidly expanded our operations since INTERVU was founded in August 1995. Continued expansion of our business may place increasing strains on our ability to manage our growth, including our ability to monitor operations, bill customers, control costs and maintain effective quality controls. In connection with the expansion of our operations, we have grown from 34 employees on October 15, 1997 to 209 employees on September 15, 1999. We plan to significantly expand our sales and marketing and research and development activities, hire a significant number of additional employees, expand our internal information, accounting and billing systems and establish additional sales offices. In addition, we plan to expand the infrastructure of the INTERVU Network by investing in additional software and hardware consisting primarily of additional servers. In order to successfully manage our growth we must identify, attract, motivate, train and retain highly skilled managerial, financial, engineering, business development, sales and marketing and other personnel. Competition for this type of personnel is intense. If we fail to manage our growth effectively, it could materially harm our business and impair the price of our common stock.

WE MAY FAIL TO KEEP PACE WITH RAPIDLY CHANGING TECHNOLOGIES

        The Internet industry is characterized by rapidly changing technology, evolving industry standards and frequent new product and service introductions. These factors will require us to continually improve the performance, features and reliability of our services and the INTERVU Network. We may not successfully respond quickly or cost-effectively to these developments. We also may not achieve widespread acceptance of our services before our competitors offer products and services with speed, performance, features and quality similar to or better than ours or that are more cost-effective than our services. In addition, the widespread adoption of new technologies could require substantial expenditures by us to modify or adapt our technology. Furthermore, new or emerging technologies such as satellite transmission of content may reduce demand for our services.

WE FACE SIGNIFICANT COMPETITION

        The market for Internet-based services is relatively new, rapidly evolving and highly competitive. Many of our competitors and potential competitors have substantially greater financial, technical, managerial and marketing resources, longer operating histories, greater name recognition and more established relationships with content providers than we do. We face substantial competition from (1) Internet service providers, (2) Web sites and content publishers, (3) hardware and system vendors and (4) companies that utilize other streaming technologies.

        We currently compete to a large extent with Web site operators and content publishers that employ in-house technical personnel to develop streaming media technology and manage their streaming media. Our competitors also currently include Broadcast.com, which recently was acquired by Yahoo!, and RealNetworks. Since our business is dependent on the overall success of the Internet as a communication medium, we also compete with traditional media such as radio and television. We expect competition from these and other types of competitors to increase significantly.

WE RUN THE RISK OF SYSTEM FAILURES THAT COULD IMPAIR OUR ABILITY TO PROVIDE SERVICE

        Our success in marketing our services requires us to provide reliable service. Our operations depend on our ability to protect our networks from physical damage, power loss, capacity limitations, software defects and other disruptive problems, many of which are beyond our control. Our ability to provide reliable services also depends on the reliability of Internet service providers and online service providers, which have in the past had operational problems and experienced outages. We expect these problems and outages to continue to occur periodically. Any failure to provide reliable service could impair our customer satisfaction, lead to a loss of customers or increase our costs, which could materially harm our business and impair the price of our common stock.

OUR NETWORK MAY BE VULNERABLE TO COMPUTER VIRUSES AND SECURITY BREACHES

        Security breaches or problems caused by computer viruses could adversely affect our ability to provide services and could materially impair customer acceptance of our services. The INTERVU Network may be vulnerable to unauthorized access, computer viruses and other disruptive problems despite our implementation of security measures. Computer viruses or problems caused by third parties, such as hackers, could lead to interruptions, delays or termination of service to our customers. To alleviate problems caused by computer viruses or security breaches, we may have to interrupt, delay or cease service to our customers, which could materially harm our business.

THE INTERNET MAY FAIL TO SUPPORT AN INCREASING NUMBER OF USERS

        The wide-spread commercial use of the Internet is a relatively new development. Critical issues regarding the stability of the Internet's infrastructure remain unresolved. For example, the rapid rise in the number of Internet users and increased transmission of multimedia content over the Web continues to place increasing strains on the Internet's communications and transmission infrastructures. If these trends continue it could lead to significant declines in transmission speeds and reliability of the Internet, reducing the usage of the Internet by businesses and individuals. The failure of the Internet to support an increasing numbers of users could materially harm our business and impair the price of our common stock.

WE MAY EXPERIENCE DIFFICULTIES IN INTEGRATING BUSINESSES, PRODUCTS AND TECHNOLOGIES WE MAY ACQUIRE INTO OUR BUSINESS

        As part of our growth strategy, we may acquire businesses, products and technologies and enter into joint ventures and strategic relationships with other companies. Any of these transactions would expose us to additional risks, including:

        - the difficulty of assimilating and integrating the operations of the combined companies and retaining key personnel,

        -       the potential disruption of our ongoing business and

        - the potential additional expenses associated with amortization of acquired intangible assets, integration costs and unanticipated liabilities or contingencies.

        We do not have significant experience in the identification and management of acquisitions. If we are unable to successfully address any of the foregoing risks, it could materially harm our business and impair the price of our common stock.

THE LOSS OF KEY PERSONNEL COULD HARM OUR BUSINESS

        Given the early stage of development of our business, we depend on the performance and efforts of our senior management team and other key employees. If we lost the service of any members of our senior management or other key employees it could materially harm our business and impair the price of our common stock. Our senior management includes Harry E. Gruber, our chief executive officer and chairman of the board, Brian Kenner, our vice president and chief technology officer, Kenneth L. Ruggiero, our vice president and chief financial officer, and Edward L. Huguez, our vice president and chief operating officer. We do not have employment agreements with any of our officers or employees.

THE ENACTMENT OF NEW LAWS OR CHANGES IN GOVERNMENT REGULATIONS COULD ADVERSELY AFFECT OUR BUSINESS

        We are not currently required to comply with direct regulation by any domestic or foreign governmental agency, other than regulations applicable to businesses generally and laws or regulations directly applicable to the Internet. However, due to the increasing popularity of the Internet, it is possible that additional laws may be adopted regarding the Internet, any of which could materially harm our business. The adoption of any additional laws may decrease the growth of Internet use, which could lead to a decrease in the demand for our services or increase the cost of doing business.

        Although we do not actively program or edit the content on our network, we could be held liable if customers use our network to distribute content deemed to be indecent or obscene. While we do not actively market our services to sites that host adult video content, one or more of our customers may in the future use our services to transmit this type of content. The law relating to liability for transmitting obscene or indecent material over the Internet remains unsettled. The imposition of potential liability for materials distributed through the Internet could require us to implement measures to reduce our exposure to this liability. These measures may require the expenditure of substantial resources or the discontinuation of some services, which could materially harm our business and impair the price of our common stock.

OUR INABILITY TO OBTAIN PATENT PROTECTION FOR OUR TECHNOLOGY OR MISAPPROPRIATION OF OUR INTELLECTUAL PROPERTY COULD IMPAIR OUR COMPETITIVE POSITION

        Our success depends on our internally developed technologies and other intellectual property. We regard our technology as proprietary and attempt to protect it with patents, copyrights, trade secret laws and confidentiality and nondisclosure agreements. Despite these precautions, it may be possible for a third party to obtain and use our services or technology without authorization. Third parties also may develop similar technology independently.

        We have applied for 28 United States and foreign patents. One of these applications has issued in the United States, and we have received a notice of allowance on another one of these applications. Some of these patents may not be issued and, even if they are issued, they may not sufficiently protect our technology. If any patents are not issued or if they fail to provide protection to our technology, it may make it easier for our competitors to offer technology equivalent or superior to ours. Moreover, we have applied for registration of a number of key trademarks and service marks and intend to introduce new trademarks and service marks. We may not be successful in obtaining registration for one or more of these trademarks.

        We may need to resort to litigation in the future to enforce or to protect our intellectual property rights, including our patent and trademark rights. In addition, our technologies and trademarks may be claimed to conflict with or infringe upon the patent, trademark or other proprietary rights of third parties. If this occurred, we would have to defend ourselves against the challenge, which could result in substantial costs and the diversion of resources. We also may have to obtain a license to use those proprietary rights or possibly cease using those rights altogether. Any of these events could materially harm our business and impair the price of our common stock.

YEAR 2000 PROBLEMS COULD DISRUPT OUR BUSINESS

        Many software programs may not recognize calendar dates beginning in the Year 2000. This problem could force computers or machines which utilize date dependent software to either shut down or provide incorrect information. To address this problem, we have examined our computer and information systems, contacted our software and hardware providers, and, where necessary, made upgrades to our systems.

        Although we believe that the INTERVU Network and our software solutions are Year 2000 compliant, undetected errors or defects may remain. Disruptions to our business or unexpected costs may arise because of undetected errors or defects in the technology and software we use to provide video and audio delivery services to our customers and in our internal information systems. Disruptions also may arise as a result of third parties not being Year 2000 compliant. If we, or any of our key suppliers, customers or Internet service providers, fail to mitigate internal and external Year 2000 risks, we may temporarily be unable to provide services or engage in other business activities, including billing, which could have a material adverse effect on our business.

WE EXPECT TO EXPERIENCE VOLATILITY IN OUR STOCK PRICE

        The market price of our common stock has fluctuated in the past and is likely to continue to fluctuate in the future. In addition, the market prices of securities of other technology companies, particularly Internet-related companies, currently are highly volatile. Factors that may have a significant effect on the market price of our common stock, many of which are beyond our control, include:

        -       fluctuations in our operating results,

        -       analysts' reports and projections,

        -       changes in the market valuations of other Internet companies and

        - announcements by us or our competitors relating to technological innovations, new products or services, significant acquisitions, strategic relationships or customer relationships.

Fluctuations in the market price of our common stock may in turn adversely affect (1) our ability to complete any targeted acquisitions, (2) our access to capital and financing and (3) our ability to attract and retain qualified personnel. In the past, following periods of volatility in the market price of a particular company's securities, securities class action litigation against that company often results. We may become involved in this type of litigation in the future. Litigation is often expensive and diverts management's attention and resources, which could materially harm our business.

OUR EXECUTIVE OFFICERS AND DIRECTORS HAVE SUBSTANTIAL CONTROL OVER OUR VOTING STOCK AND CAN MAKE DECISIONS THAT COULD ADVERSELY AFFECT OUR STOCK PRICE

        As of September 15, 1999, our present executive officers and directors and their affiliates beneficially owned approximately 23.7% of our outstanding common stock. As a result, these stockholders will continue to significantly influence our management and affairs and all matters requiring stockholder approval, including the election of directors and approval of significant corporate transactions, such as a merger, consolidation or sale of substantially all of our assets.

WE HAVE IMPLEMENTED ANTI-TAKEOVER PROVISIONS THAT COULD PREVENT AN ACQUISITION OF OUR BUSINESS AT A PREMIUM PRICE

        Some of the provisions of our certificate of incorporation and bylaws could discourage, delay or prevent an acquisition of our business at a premium price. These provisions:

        - permit the board of directors to increase its own size and fill the resulting vacancies,

        - provide for a board comprised of three classes of directors with each class serving staggered three year terms,

        - authorize the issuance of preferred stock in one or more series and

        -       prohibit stockholder action by written consent.

In addition, Section 203 of the Delaware General Corporation Law also imposes restrictions on mergers and other business combinations between us and any holder of 15% or more of our common stock.

SALES OF SHARES ELIGIBLE FOR FUTURE SALE COULD IMPAIR OUR STOCK PRICE

        The market price of our common stock could drop due to sales of a large number of shares of our common stock or the perception that these sales could occur. These factors could also make it more difficult to raise funds through future offerings of common stock.

        As of September 20, 1999, 14,978,029 shares of common stock were outstanding. The shares sold in this offering, 1,049,625 of which were outstanding as of September 20, 1999 and 892,744 of which are issuable upon conversion of preferred stock and upon the exercise of warrants, will be freely tradeable without restrictions under the Securities Act, except for any shares purchased by people who may be considered our affiliates under Rule 144 under the Securities Act. In addition, the remaining 13,928,404 shares outstanding at September 20, 1999 will otherwise be eligible for sale in the public market, which includes shares of restricted stock that have not yet vested but will be eligible for sale upon vesting. An additional 3,080,610 shares of common stock are issuable upon the exercise of options, although a substantial number of our options currently are not exercisable.


                           FORWARD-LOOKING STATEMENTS

        This prospectus includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. We have based these forward-looking statements largely on our current expectations and projections about future events and financial trends affecting the financial condition of our business. These forward-looking statements are subject to a number of risks, uncertainties and assumptions about INTERVU, including:

        -       Our successful implementation of our growth strategy,

        - Competition, including the introduction of new products or services by our competitors,

        -       Anticipated trends in our business,

        -       Technological innovations,

        -       Fluctuations in our operating results,

        -       Future regulations affecting our business,

        -       Additions or departures of key personnel,

        - General economic and business conditions, nationally, in our markets and in our industry and

        - Other risk factors described under "Risk Factors" in this prospectus.

        In addition, in this prospectus, the words "believe," "may," "will," "estimate," "continue," "anticipate," "intend," "expect" and similar expressions, as they relate to INTERVU, our business or our management, are intended to identify forward-looking statements.

        We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information or future events. In light of these risks and uncertainties, the forward-looking events and circumstances discussed in this prospectus may not occur and actual results could differ materially from those anticipated or implied in the forward-looking statements.

                                 USE OF PROCEEDS

        We are registering the shares of our common stock offered by this prospectus for the account of the selling stockholders identified in the section of this prospectus entitled "Selling Stockholders." All of the net proceeds from the sale of our common stock by this prospectus will go to the stockholders who offer and sell their shares of common stock. We will not receive any part of the proceeds from the sale of these securities.

                              SELLING STOCKHOLDERS

        The following table provides the name of each selling stockholder and the number of shares of our common stock offered by each selling stockholder under this prospectus. Of the 2,004,769 shares of common stock listed below,

        - 996,872 shares were issued to the former stockholders of Netpodium Inc. upon the merger of Net Acquisition Corp., a wholly owned subsidiary of INTERVU, with and into Netpodium and 14,354 shares are issuable upon exercise of warrants held by a selling stockholder that were assumed by INTERVU in connection with the Netpodium transaction;

        - 38,399 shares were issued to the former stockholders of VideoLinx Communications, Inc. upon the merger of VL Acquisition Sub, Inc., a wholly owned subsidiary of INTERVU, with and into VideoLinx;

        - 149,000 shares are issuable upon the exercise of warrants issued to the underwriters of INTERVU's first two public offerings, which warrants were transferred to the selling stockholders following the offerings; and

        - 806,144 shares are issuable upon the conversion of shares of Series G preferred stock issued to the National Broadcasting Company, Inc. in connection with the formation of a strategic alliance.

Pursuant to the terms of agreements between INTERVU and the selling stockholders, INTERVU agreed to file a registration statement covering the shares held by the selling stockholders with the Commission.

        Because the selling stockholders may sell all or part of their shares of our common stock under this prospectus and since this offering is not being underwritten on a firm commitment basis, we cannot estimate the number and percentage of shares of our common stock that the selling stockholders will hold at the end of the offering covered by this prospectus.

                                                                NO. OF SHARES OF
                                                                  COMMON STOCK
    NAME                                                       INCLUDED IN OFFERING
    ----                                                       ---------------------
FORMER STOCKHOLDERS OF NETPODIUM INC.:

   Tim Buckley                                                         3,508
   Wayne Burns                                                        11,023
   Jackie Fabbri                                                         413
   Brian Hilgendorf                                                   57,822
   Dianne Hofbeck                                                     11,023
   Inland Northwest Investors L.P.                                    43,655
   Intel Corporation                                                 129,183*
   Howard Johnson                                                      2,704
   Daniel Lipkie                                                       5,391
   Bill McAleer                                                        2,704
   Dave Moore                                                         18,751
   Northwest Venture Partners II, L.P.                                72,758
   John O'Halloran                                                   140,499
   Primedia Ventures, Inc.                                           114,829
   Anne Seeley                                                         2,921
   Tom Simpson                                                           976
   Michael Templeman                                                  85,381
   Voyager Capital Fund I, L.P.                                      152,481
   Voyager Founders Fund I, L.P.                                       8,279
   Vulcan Ventures Incorporated                                      129,936
   Richard Ying                                                       14,900
   Keith Zentner                                                       2,089
FORMER STOCKHOLDERS OF VIDEOLINX COMMUNICATIONS, INC.
   Caribiner International, Inc.                                      15,060
   Jerry B. Landrum                                                   14,469
   Laura L. Hunt                                                       8,870

WARRANTHOLDERS :
   Randy F. Rock                                                      22,260
   Scott Weisman                                                       2,800
   WBM Ltd.                                                          114,400
   William A. Relyea                                                   9,540
HOLDER OF SERIES G PREFERRED STOCK:
   National Broadcasting Company, Inc.                               806,144

* Includes 14,354 shares issuable upon exercise of warrants held by the selling shareholder.

        None of the selling stockholders has any position, office or other material relationship with INTERVU or any of its affiliates (or had any such position, office or material relationship within the past three years), or will own greater than one percent of our common stock after this offering, except that (i) Wayne Burns and John O'Halloran are officers of INTERVU, (ii) Laura Hunt and Jerry Landrum are employees of INTERVU, and (iii) General Electric Company indicated in a Schedule 13G filed with the Commission on February 11, 1999 that NBC Multimedia, Inc., an affiliate of National Broadcasting Company, Inc., owned 210,526 shares of our common stock, which amount represents approximately 1.4% of our outstanding common stock on September 20, 1999.

                              PLAN OF DISTRIBUTION

        The selling stockholders may from time to time offer and sell their shares of our common stock offered by this prospectus. We have registered their shares for resale to provide them with freely tradable securities. However, registration does not necessarily mean that they will offer and sell any of their shares.

        Offer and Sale of Shares. The selling stockholders, or their pledgees, donees, transferees or other successors in interest, may offer and sell their shares of our common stock in one or more of the following manners:

        - on the Nasdaq Stock Market or other exchanges on which the common stock is traded at the time of sale;

        - in the over-the-counter market or otherwise at prices and at terms then prevailing or at prices related to the then current market price; or

        -       in privately negotiated transactions.

        The selling stockholders, or their pledgees, donees, transferees or other successors in interest, may sell their shares of our common stock in one or more of the following transactions:

        - a block trade in which the broker or dealer will attempt to sell the shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction;

        - a broker or dealer may purchase as principal and resell the shares for its own account under this prospectus; or

        - ordinary brokerage transactions and transactions in which the broker solicits purchasers.

        The selling stockholders may accept and, together with any agent of the selling stockholders, reject in whole or in part any proposed purchase of the shares of our common stock offered by this prospectus.

        Brokers and Dealers. The selling stockholders may select brokers or dealers to sell their shares of our common stock. Brokers or dealers of the selling stockholders may arrange for other brokers or dealers to participate in selling the shares. The selling stockholders may give the brokers or dealers commissions or discounts in amounts to be negotiated immediately before any sale. In connection with these sales, these brokers or dealers, any other participating brokers or dealers, and some pledgees, donees, transferees and other successors in interest, may be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act of 1933. In addition, any securities covered by this prospectus that qualify for sale pursuant to Rule 144 of the Securities Act of 1933 may be sold under Rule 144 rather than under this prospectus.

        Commissions. The selling stockholders will pay any sales commissions or other sellers' compensation applicable to these transactions.

                    DESCRIPTION OF SERIES G PREFERRED STOCK


        INTERVU'S certificate of incorporation authorizes the board of directors to issue up to 5,000,000 shares of preferred stock in one or more series. The board of directors previously designated 1,280,000 shares of preferred stock as series G preferred stock, all of which were issued to National Broadcasting Company, Inc. The holder or holders of series G preferred stock are entitled to receive non-cumulative dividends, before any payment of any dividend, other than in common stock, on INTERVU's common stock, at the rate of $.064 per share per year, payable quarterly, when, as and if declared by the board of directors. In the event of any liquidation, dissolution or winding up of INTERVU, the holders of series G preferred stock will be entitled to receive, before any distribution of any of the assets of INTERVU to the holders of common stock, an amount equal to $8.00 per share plus all declared but unpaid dividends, if any. Each share of series G preferred stock is convertible into 0.629% shares of common stock. This conversion rate may be adjusted for stock splits, stock dividends or combinations of outstanding shares of common stock. The holder of each share of series G preferred stock has the right to one vote for each share of common stock into which the series G preferred stock is convertible. With respect to this vote, each holder of series G preferred stock will have full voting rights and powers equal to those of the holders of common stock. INTERVU has granted NBC rights to include shares of common stock issuable upon conversion of the series G preferred stock in future registrations of common stock. NBC also has the right to one demand that INTERVU register these shares of common stock after INTERVU becomes eligible to use Form S-3 under the Securities Act of 1933.



                                     EXPERTS

        Ernst & Young LLP, independent auditors, have audited INTERVU's financial statements and schedule included in INTERVU's Annual Report on Form 10-K for the year ended December 31, 1998, as set forth in their report, which is incorporated by reference in this prospectus and elsewhere in the registration statement. INTERVU's financial statements and schedule are incorporated by reference in this prospectus and elsewhere in the registration statement in reliance on Ernst & Young LLP's report, given on their authority as experts in accounting and auditing.

                                  LEGAL MATTERS

        The legality of INTERVU's common stock offered by this prospectus will be passed upon for INTERVU by Latham & Watkins, San Diego, California.

                      WHERE TO FIND ADDITIONAL INFORMATION

        We file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy materials we have filed with the SEC at the SEC's public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of its public reference room. Our SEC filings also are available to the public on the SEC's Internet site at www.sec.gov. In addition, you may obtain a copy of our SEC filings at no cost by writing or telephoning our Corporate Secretary at:

                                 INTERVU Inc.
                             6815 Flanders Drive
                         San Diego, California 92121
                                (619) 623-8400

        The SEC allows us to "incorporate by reference" in this prospectus information we file with the SEC, which means that we may disclose important information in this prospectus by referring you to the document that contains the information. The information incorporated by reference is considered to be a part of this prospectus, and later information filed with the SEC will update and supersede this information. INTERVU incorporates by reference the documents listed below and any future filings it makes with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, until the offering of securities covered by this prospectus is completed:

        - The Annual Report on Form 10-K of INTERVU for the fiscal year ended December 31, 1998,

        - The Quarterly Report on Form 10-Q of INTERVU for the quarter ended March 31, 1999, and

        - The Quarterly Report on Form 10-Q of INTERVU for the quarter ended June 30, 1999

        We have filed with the SEC a registration statement on Form S-3 under the Securities Act of 1933, relating to the securities that may be offered by this prospectus. This prospectus is a part of that registration statement, but does not contain all of the information in the registration statement. For more detail concerning INTERVU and any securities offered by this prospectus, you may examine the registration statement and the exhibits filed with it at the offices of the SEC.

        You should rely only on the information provided or incorporated by reference in this prospectus or in the applicable supplement to this prospectus. You should not assume that the information in this prospectus and the applicable supplement is accurate as of any date other than the date on the front cover of the document.

===============================================================================

        We have not authorized any person to make a statement that differs from what is in this prospectus. If any person does make a statement that differs from what is in this prospectus, you should not rely on it. This prospectus is not an offer to sell, nor is it seeking an offer to buy, these securities in any state where the offer or sale is not permitted. The information in this prospectus is complete and accurate as of its date, but the information may change after that date.


                                      TABLE OF CONTENTS

                                                                              PAGE
                                                                              ----
INTERVU                                                                         2
Recent Developments                                                             2
Risk Factors                                                                    3
Forward-Looking Statements                                                      8
Use of Proceeds                                                                 8
Selling Stockholders                                                            9
Plan of Distribution                                                           11
Experts                                                                        11
Legal Matters                                                                  11
Where to Find Additional Information                                           12

                                  INTERVU INC.


                                1,942,369 SHARES


                                  COMMON STOCK








                               P R O S P E C T U S





                                __________, 1999

===============================================================================

                                     PART II

                   INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 14.  Other Expenses of Issuance and Distribution.

        The following is an itemized statement of expenses incurred in connection with this Registration Statement. All such expenses will be paid by INTERVU Inc. (the "Company").

SEC Registration Fee .....................................    $18,114
Nasdaq Listing Fee .......................................     17,500
Legal Fees and Expenses ..................................     25,000
Accounting Fees and Expenses .............................     10,000
Printing .................................................      5,000
Miscellaneous ............................................      5,000
             TOTAL .......................................    $80,614

All of the above items except the registration fee are estimates.

Item 15.  Indemnification of Directors and Officers.

        Under Section 145 of the Delaware General Corporation Law, the Company has broad powers to indemnify its directors and officers against liabilities they may incur in such capacities, including liabilities under the Securities Act.

        The Company's Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws provide that the Company will indemnify its directors and officers to the fullest extent permitted by Delaware law. Delaware law permits, but does not require, a corporation to indemnify officers, directors, employees or agents and expressly provides that the indemnification provided for under Delaware law shall not be deemed exclusive of any indemnification right under any bylaw, vote of stockholders or disinterested directors, or otherwise. Delaware law permits indemnification against expenses and certain other liabilities arising out of legal actions brought or threatened against such persons for their conduct on behalf of the Company, provided that each such person acted in good faith and in a manner that he or she reasonably believed was in or not opposed to the Company's best interests and in the case of a criminal proceeding, had no reasonable cause to believe his or her conduct was unlawful. Delaware law does not allow indemnification of directors in the case of an action by or in the right of the Company (including stockholder derivative suits) unless the directors successfully defend the action or indemnification is ordered by the court.

        The Company is a party to indemnification agreements with each of its directors and officers. In addition, the Company maintains directors' and officers' liability insurance covering its executive officers and directors.

Item 16. Exhibits.


         5.1(1)   Opinion of Latham & Watkins.



        23.1(2)   Consent of Ernst & Young LLP, Independent Auditors.



        23.2(1)   Consent of Latham & Watkins (included in Exhibit 5.1 hereto).



        24.1(2)   Power of Attorney (included on signature page hereto).



        (1) Previously filed.



        (2) Filed herewith.


Item 17.  Undertakings.

        The undersigned Registrant hereby undertakes:

        (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

               (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

               (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

               (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in this registration statement;

provided, however, that subparagraphs (i) and (ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the SEC by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this registration statement.

        (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

        The undersigned Registrant hereby further undertakes that, for the purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to existing provisions or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

                                   SIGNATURES

      Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3, and has duly caused this Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereto duly authorized, in the City of San Diego, State of California, on the 1st day of November, 1999.


                                  INTERVU INC.

                                 By: /s/ HARRY E. GRUBER
                                    ---------------------------------------
                                    Harry E. Gruber
                                    Chairman and Chief Executive Officer


                                POWER OF ATTORNEY

        Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.





Signature                              Title                                               Date
---------                              -----                                               ----
/s/  HARRY E. GRUBER                   Chairman of the Board and Chief                November 1, 1999
------------------------------------   Executive Officer (Principal Executive
     Harry E. Gruber                   Officer)

/s/  KENNETH L. RUGGIERO               Vice President and Chief Financial             November 1, 1999
------------------------------------   Officer (Principal Financial Officer and
     Kenneth L. Ruggiero               Principal Accounting Officer)

/s/  EDWARD DAVID*                      Director                                       November 1, 1999
------------------------------------
     Edward David

/s/  MARK DOWLEY*                       Director                                       November 1, 1999
------------------------------------
     Mark Dowley

/s/  ALAN Z. SENTER*                    Director                                       November 1, 1999
------------------------------------
     Alan Z. Senter

/s/  J. WILLIAM GRIMES*                 Vice Chairman                                  November 1, 1999
------------------------------------
     J. William Grimes

/s/  ISAAC WILLIS*                      Director                                       November 1, 1999
------------------------------------
     Isaac Willis


* By:    /s/ HARRY E. GRUBER
      ------------------------------
           Attorney-in-fact

                                  EXHIBIT INDEX

   The following exhibits are filed as part of this Registration Statement on Form S-3 or are incorporated herein by reference.


   EXHIBIT NO.    DESCRIPTION
   -----------    -----------
      5.1(1)       Opinion of Latham & Watkins.
     23.1(2)       Consent of Ernst & Young LLP, Independent Auditors.
     23.2(1)       Consent of Latham & Watkins (included in Exhibit 5.1 hereto).
     24.1(1)       Power of Attorney (included on signature page hereto).

----------



     (1) Previously filed.

     (2) Filed herewith.